EXHIBIT 99.1

ELINEAR  ANNOUNCES  SECOND  QUARTER  RESULTS  AND  152%  INCREASE  IN  REVENUE

HOUSTON, TX -- AUGUST 21, 2003 -- eLinear, Inc., (OTC BB: ELIN), an information technology solutions company, today announced the results of its second quarter ended June 30, 2003.

Revenue for the second quarter ended June 30, 2003, grew 92% to $3,464,114 compared to $1,802,564 for the comparable 2002 period. Gross profit increased by 48% from $304,108 to $589,732 and eLinear's net loss increased by $197,970 to $243,959 from a net loss of $45,989 for the 2002 period. The primary components resulting in the loss for the current quarter were non-cash charges associated with certain stock issuances related to the merger and ongoing operations.

Revenue for the six months ended June 30, 2003, increased by 152% to $6,833,711 compared to $2,706,842 for the comparable 2002 period. During the six months ended June 30, 2003, eLinear achieved a gross profit of $1,258,955 compared to $339,773 for the comparable 2002 period which was an improvement of 271%. eLinear reported a net loss of $134,776, or ($0.01) per share, for the six months ended June 30, 2003. This compares to a net loss of $351,589, or ($0.03) per share, for the comparable 2002 period.

"We had approximately $336,000 of compensation expense recorded as non-cash charges associated with the issuance of stock and the exercise of stock options during the current fiscal quarter which created the loss for the quarter," stated Kevan Casey, Chief Executive Officer of eLinear "We will continue to have these non-cash charges in the future as we continue to build this company. Currently, we have increased shareholder equity and obtained cash for operations through the exercise of stock options rather than obtaining additional funding through bank or other debt."

ABOUT ELINEAR, INC.

     eLinear, Inc. is a technology consulting services firm providing strategic consulting solutions, creative web site design, web site content management software, and technical project management and development services to companies seeking to increase productivity or reduce costs through investing in technology. NetView is a proven information technology solutions provider for the commercial and institutional market. In its first year of operation it generated $7.7 million in revenue. eLinear has a customer base that includes small, medium and large corporate and institutional customers in Houston, Texas and Denver, Colorado. NetView has a customer base that includes medium to large companies primarily in Houston. Management believes there are opportunities for the cross-selling of information technology services to NetView customers. The Company's stock is traded on the OTC Bulletin Board under the symbol "ELIN".

                          Summary of Operating Results
                          ----------------------------

                        Three Months Ended June 30,    Six Months Ended June 30,
                        ========================================================
                           2003           2002           2003           2002
                        --------------------------------------------------------
 Revenue                $3,464,114     $1,802,564     $6,833,711     $2,706,842
 Cost of sales           2,874,382      1,498,456      5,574,756      2,367,069
                        --------------------------------------------------------
       Gross profit        589,732        304,108      1,258,955        339,773
 Operating expenses        831,898        329,776      1,387,544        659,244
                        --------------------------------------------------------
 Operating loss           (242,166)       (25,668)      (128,589)      (319,471)
 Interest and other         (1,793)       (20,321)        (6,187)       (32,118)
                        --------------------------------------------------------
 Net loss               $ (243,959)    $  (45,989)    $ (134,776)    $ (351,589)
                        ========================================================
 Net income (loss) per
   share                $    (0.02)    $    (0.00)    $    (0.01)    $    (0.03)
                        ========================================================


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Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. The potential risks and uncertainties of the NetView acquisition include, among other items, (a) the risks associated with the successful integration of NetView and eLinear and the realization of the anticipated benefits of the two transactions, and (b) risks associated with the rapidly evolving market for the products and services of NetView and eLinear. For additional information about NetView and eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB for the year ended December 31, 2002, which was filed with the SEC on April 15, 2003 and its Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2003, to be filed with the SEC on August 22, 2003. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For  more  information  visit eLinear's web site at WWW.ELINEAR.COM, or contact:
                                                    ---------------

713-690-0855  x23,  Investor  Relations
E-mail:  investorrelations@elinear.com


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